Sub-Item 77Q1: Exhibits

(e) Copies of any new or amended Registrant investment advisory contracts

1. Interim Sub-Advisory Agreement among the Registrant, on behalf of Wilmington Multi-Manager International Fund ("International Fund"), RSMC and Artio Global Management, LLC ("Artio") dated September 24, 2009 filed as exhibit 23(d)(iii) to Post-Effective Amendment No. 48 to the Registrant's registration statement on Form N-1A on October 28, 2009 (SEC Accession No. 0001135428-09-000522) and incorporated herein by reference.

2. Sub-Advisory Agreement among the Registrant, on behalf of International Fund, RSMC and Artio dated December 3, 2009 is filed herewith.


(g) Copies of any merger or consolidation agreement, and other documents relevant to the information sought in Sub-Item 77M

1. Amended and Restated Agreement and Plan of Reorganization is filed herewith.